UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 4, 2014

_____________________
 VERSO PAPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

_______________________

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On February 4, 2014, the New York Stock Exchange, or “NYSE,” notified us that we had satisfied the NYSE’s share price continued listing standard by virtue of the fact that as of January 31, 2014, both the closing share price of our common stock and its average closing share price over the preceding 30 consecutive trading days were in excess of the $1.00 minimum threshold required by the NYSE. On January 31, 2014, our closing share price was $3.00 and average closing share price was $2.25. As a result of this occurrence, our common stock will continue to be traded on the NYSE, subject to ongoing monitoring by the NYSE and our compliance with all other applicable NYSE requirements.
Separately, and as previously disclosed, we remain subject to potential delisting by the NYSE based on our prior noncompliance with the NYSE’s continued listing standard requiring a consecutive 30 trading-day average market capitalization or stockholders’ equity of at least $50 million. As permitted by the NYSE’s rules, we have submitted to the NYSE a plan to regain compliance with the market capitalization standard, and a decision by the NYSE on whether to accept the plan is anticipated shortly. If our compliance plan is accepted, the NYSE will allow us a period of up to 18 months, measured from August 21, 2013, the date on which we first fell below compliance with the standard, in which to regain compliance. As of the close of trading on February 7, 2014, our average market capitalization was approximately $140 million.
On February 10, 2014, we issued a press release announcing the developments disclosed in this report. A copy of the press release is included as an exhibit to this report.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following exhibits are included with this report.

Exhibit
Number	Description

99.1	Press release issued by Verso Paper Corp. on February 10, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2014

VERSO PAPER CORP.

	By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release issued by Verso Paper Corp. on February 10, 2014.